UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, 11th Floor

New York, NY 10010

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01        Other Events

On November 15, 2011, Augme Technologies, Inc. issued a press release regarding an update in the case titled Augme Technologies, Inc. v. Tacoda, Inc. (Case No. 07-7088-CM), currently pending in the Southern District of New York.  In that case, Augme asserts that AOL and Tacoda have infringed Augme’s patented targeted advertising technology, either literally or under the doctrine of equivalents.  On March 24, 2011, Tacoda moved for summary judgment on non-infringement.  The matter was fully briefed and, on November 14, 2011, Colleen McMahon, the District Judge in the case, issued an order granting in part and denying in part Defendant Tacoda’s motion for summary judgment.   The Court held that Augme could not prove literal infringement under that Court’s claim construction ruling previously issued.  However, the Court reserved judgment on the issue of whether Augme could prove infringement under the doctrine of equivalents.  The Court’s order invited further briefing from Augme to establish whether the Data Agent combined with Data Tag employed in Defendants’ advertising network operates in essentially the same manner as claimed within the patents-in-suit.  If the Court agrees with Augme’s position, the case will proceed to trial.  Given the unpredictable nature of the current proceedings, a favorable outcome on this issue can not be assured.  However, the matter remains pending as Augme prepares supplemental briefing on this issue.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Augme Technologies, Inc. dated November 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: November 15, 2011	By:	/s/ Paul R. Arena
Paul R. Arena Chief Executive Officer